Exhibit 5.1

              May 4, 2004

priceline.com Incorporated,
    800 Connecticut Avenue,
        Norwalk, CT 06854.

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") by priceline.com Incorporated, a Delaware corporation (the "Company"), of $100,000,000 aggregate amount of its debt securities (the "Debt Securities") and shares (the "Shares") of its Common Stock, par value $.008 per share, that may be issued by the Company, including but not limited to Shares initially issuable upon conversion of any Debt Securities that are convertible into Shares, we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that, in our opinion:

        (1)   The indenture relating to the Debt Securities, in the form filed as an exhibit to the registration statement relating to the Debt Securities and the Shares (the "Registration Statement"), has been duly authorized by the Company. When the Registration Statement has become effective under the Act, the indenture has been duly executed and delivered, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Debt Securities have been duly executed and authenticated in accordance with the indenture and issued and sold as contemplated by the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (2)   When the Registration Statement has become effective under the Act, the terms of the issuance and sale of the Shares have been duly established in conformity with the Company's certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Shares have been duly issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable. The Shares covered by the opinion in this paragraph include any Shares that may be issued upon conversion of any Debt Securities in accordance with the terms thereof.

        The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP